Exhibit 10.12
Agreement

This Agreement is made on the 11 Day of Novemeber  2005

Between

Nir Ecology Ltd,

And Nimrod Ben Yehuda

POB 182 Kiryat Tivon, Israel

(Hereinafter “Nir”)	of the one party;

And Between,
Pimi Marion Holdings Ltd
of POB 117 Hutzut Alonim, Israel,
(Hereinafter: “Pimi”)	on the other party;

Whereas
Nir is sole agent of Sanosil LTD of Switzerland in Israel since 1990 for Sanosil disinfectant products and is the only importer of the Sanosil concentrate (hereinafter: “Sanosil Concentrate”) for Israel;

And Whereas	Nir has all the licenses and approvals required for the importation of the Products to Israel;

And Whereas	Pimi wishes to purchase the Products from Nir and/or directly from Sanosil LTD;

Now therefore it has been declared and agreed between the Parties as follows:

1.
Nir will sell to Pimi the Sanosil Concentrate for any use under its Patents and Patents Application except for water treatment, at Nir cost price plus all taxes, transportation and insurance costs plus 10% handling commission.

2.
Pimi is entitled to purchase the Sanosil Concentrate for any use under its Patents and Patents Application except for water treatment for worldwide use, directly from Sanosil LTD on terms to be agreed between Pimi and Sanosil.

3.
As long as Sanosil Patent for the concentrate is in force, Pimi will purchase the Sanosil concentrate from Sanosil or from Nir as mentioned above. After the expiration of Sanosil Patent for the concentrate Pimi will purchase the concentrate from Sanosil or from Nir or  from any other supplier based on commercial considerations. ..

In Witness Whereof the Parties has singed this agreement:

Nir Ecology Ltd	Pimi Marion Holdings Ltd